As filed with the Securities and Exchange Commission on May 2, 2003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNGARD DATA SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0267091
(State of Incorporation)	(I.R.S. Employer Identification No.)

680 East Swedesford Road

Wayne, Pennsylvania 19087

484-582-2000

(Address of principal executive offices)

2002 Equity Incentive Plan

1998 Equity Incentive Plan

(Full title of the plans)

Lawrence A. Gross, Esq.

Senior Vice President—Legal

and General Counsel

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

484-582-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock par value $.01 per share	16,490,496(2)	$22.03(3)	$363,285,627(3)	$29,390

(1)	This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.
(2)	Consists of (a) 10,00,000 shares that are being registered pursuant to the 2002 Equity Incentive Plan; and (b) 6,490,496 shares that are being registered pursuant to the 1998 Equity Incentive Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on $22.03 (being the average of high and low prices of Registrant’s Common Stock as reported on the New York Stock Exchange on April 29, 2003).

The purpose of this Registration Statement is to (i) register additional shares of the Company’s Common Stock for issuance pursuant to the 1998 Equity Incentive Plan and, pursuant to General Instruction E to Form S-8, the contents of Registration Statement No. 333-53793, filed with the Securities and Exchange Commission the (“SEC”) on May 28, 1998, are incorporated herein by reference; and (ii) register 10,000,000 shares of Common Stock for issuance pursuant to the 2002 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

SunGard Data Systems Inc. referred to as the Registrant or the Company in this document, will send or give document(s) containing the information specified in Part I to participants as specified by Rule 428(b)(1). These documents are not required to be filed as part of this registration statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request by a participant in the 2002 Equity Incentive Plan, the Company will provide any of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are incorporated by reference into the Section 10(a) prospectus, without charge. Any document required to be delivered to the participants pursuant to Rule 428(b) will also be delivered without charge. All requests should be delivered to Corporate Human Resources, attention to Kevin Haimovitz, by mail at SunGard Data Systems Inc., 680 East Swedesford Road, Wayne, PA 19087, by phone at 484-582-2000, or by email to kevin.haimovitz@sungard.com.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated by reference into this Registration Statement:

(a) The Company’s latest annual report on Form 10-K for the fiscal year ended December 31, 2002 filed March 31, 2003;

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a) above; and

(c) The description of the Company’s Common Stock set forth in its Registration Statement on Form 8-A (File No. 1-12989) filed with the SEC on May 14, 1997 as amended through the date hereof.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable.

1.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Lawrence A. Gross, Esq. prepared the opinion attached to this Registration Statement as Exhibit 5.1 regarding the legality of the shares of the Registrant’s Common Stock issuable in connection with options granted under the 2002 Equity Incentive Plan and the 1998 Equity Incentive Plan. Mr. Gross is Senior Vice President—Legal and General Counsel of the Registrant, and as of March 14, 2003, beneficially owns 65,477 shares of the Company’s Common Stock, and under outstanding options has rights to acquire 200,898 shares of the Company’s Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s Certificate of Incorporation, as amended, and Bylaws provide for indemnification of the Registrant’s officers and directors to the maximum extent permitted by Delaware Law.

The Company has also entered into indemnification agreements with its directors and officers providing for indemnification to the fullest extent permitted by Delaware Law and, in certain respects, the indemnification agreements provide greater protection than that specifically provided for by Delaware Law. The indemnification agreements do not provide indemnification for, among other things, conduct which is found to be knowingly fraudulent or deliberately dishonest, or for willful misconduct.

The Company has obtained directors’ and officers’ liability insurance for the benefit of the Company and its stockholders in the amount of $100 million.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

Exhibit Number

5.1	Opinion of Registrant’s General Counsel

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants

23.2	Consent of Registrant’s General Counsel is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature page.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)

2.

(§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on the date indicated.

SUNGARD DATA SYSTEMS INC.

Date: May 1, 2003	By:	/S/ CRISTÓBAL CONDE
Cristóbal Conde President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes ANDREW P. BRONSTEIN, CRISTÓBAL CONDE, LAWRENCE A. GROSS, JAMES L. MANN and MICHAEL J. RUANe and each of them, as Attorney-in-fact, to sign on his behalf individually and in each capacity stated below, and to file, any amendments, including post-effective amendments, to this registration statement.

SIGNATURE	CAPACITY	DATE

/S/ CRISTÓBAL CONDE CRISTÓBAL CONDE	President, Chief Executive Officer and Director (principal executive officer)	May 1, 2003

/s/ MICHAEL J. RUANE MICHAEL J. RUANE	Chief Financial Officer and Senior Vice President-finance (principal financial officer)	May 1, 2003

/s/ ANDREW P. BRONSTEIN Andrew P. Bronstein	Vice President and Controller (principal accounting officer)	May 1, 2003

/s/ JAMES L. MANN JAMES L. MANN	Chairman of the Board of Directors	May 1, 2003

/s/ GREGORY S. BENTLEY GREGORY S. BENTLEY	Director	May 1, 2003

/s/ MICHAEL C. BROOKS MICHAEL C. BROOKS	Director	May 1, 2003

RAMON DE OLIVEIRA	Director	May 1, 2003

/s/ HENRY C. DUQUES HENRY C. DUQUES	Director

/s/ ALBERT A. EISENSTAT ALBERT A. EISENSTAT	Director	May 1, 2003

/s/ BERNARD GOLDSTEIN BERNARD GOLDSTEIN	Director	May 1, 2003

/s/ JANET BRUTSCHEA HAUGEN JANET BRUTSCHEA HAUGEN	Director	May 1, 2003

/s/ MALCOLM I. RUDDOCK MALCOLM I. RUDDOCK	Director	May 1, 2003

4.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Registrant’s General Counsel

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants

23.2	Consent of Registrant’s General Counsel is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages.

5.